EXHIBIT 10.53

UNSECURED PROMISSORY note

THIS UNSECURED PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE OFFERED, SOLD, ENCUMBERED OR OTHERWISE TRANSFERRED, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND SUCH STATE SECURITIES LAWS, OR AN EXEMPTION FROM REGISTRATION THEREUNDER.

Principal Amount: $3,000,000.00

Interest Rate: 16.0%

Issuance Date: February 2, 2023

FOR VALUE RECEIVED, Rubicon Technologies, Inc., a Delaware corporation (the “Company”), hereby promises to pay to the order of CHPAF Holdings SAPI de CV, or its registered assigns (the “Holder”) the principal sum of THREE MILLION $3,000,000.00 (the “Principal”) pursuant to the terms of this Unsecured Promissory Note (this “Note”). Capitalized terms used, but not defined herein, have the meaning set forth in Schedule I hereto.

1. Principal Payment. The Company shall pay to the Holder, in cash, the full outstanding Principal amount of the Note, and, in kind, all unpaid interest accrued thereon, on July 1, 2024, (the “Maturity Date”) without offset, in immediately available funds in lawful money of the United States of America, without counterclaim or setoff and free and clear of, and without any deduction or withholding for, any taxes or other payments).

2. Payment of Interest. Interest shall accrue on the outstanding Principal balance hereof at an annual rate equal to 16.0% (“Interest Rate”). Accrued and unpaid Interest shall be due and payable in arrears on the last Business Day of each calendar quarter. Interest shall be calculated on the basis of a 365-day year and the actual number of days elapsed, to the extent permitted by applicable law. The aggregate Interest accrued in respect of the Principal will be paid in kind by capitalizing the amount of such Interest accrued, and adding such accrued amounts to the Principal on each such applicable interest payment date (the aggregate amount of the Principal arising as a result of the capitalization of Interest pursuant to this Section 2, if any, being referred to herein as “PIK Principal”). Any reference in this Note to the Principal or the outstanding balance of the Principal, shall include all PIK Principal. For the avoidance of doubt, PIK Principal shall be pari passu with and shall constitute a portion of the Principal for all purposes hereunder, and the outstanding principal balance of the PIK Principal (if any) shall be due and payable on the Maturity Date.

3. Increased Cost and Reduced Return. If at any time after the date hereof, Holder reasonably determines that the adoption or modification of any Applicable Law regarding taxation, Holder’s required levels of reserves, deposits, insurance, or capital (including any allocation of capital requirements or conditions), or similar requirements under Applicable Laws, or compliance by Holder with any of such requirements, has or would have the effect of (a) increasing Holder’s costs related to the Note, or (b) reducing the yield or rate of return of Holder on the Note, to a level below that which Holder could have achieved but for the adoption or modification of any such requirements, Company shall, within fifteen (15) days of any request by Holder, pay to Holder, in kind only, such additional amounts as (in Holder’s sole judgment, after good faith and reasonable computation) will compensate Holder for such increase in costs or reduction in yield or rate of return of Holder. No failure by Holder to immediately demand payment of any additional amounts payable hereunder, which amounts shall be paid in kind only, shall constitute a waiver of Holder’s right to demand payment of any such amounts at any subsequent time. Nothing herein contained shall be construed or shall so operate as to require Company to pay any interest, fees, costs, or charges greater than is permitted by Applicable Law.

4. Illegality. If, in any applicable jurisdiction, Holder determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for Holder to (i) perform any of its obligations under this Note, (ii) to fund or maintain the Note or (iii) issue, make, maintain, fund or charge interest or fees with respect to the Note, Holder shall promptly notify the Company, then, upon Holder notifying the Company, and until such notice is revoked, any obligation of Holder to issue, make, maintain, fund or charge interest or fees with respect to the Note shall be suspended, and to the extent required by Applicable Law, cancelled. Upon receipt of such notice, the Company shall, (A) repay the Note on the date specified by the Company in the notice delivered to Holder (being no earlier than the last day of any applicable grace period permitted by Applicable Law) and (B) take all reasonable actions requested by such Person to mitigate or avoid such illegality.

5. Maximum Lawful Rate. If any payment of interest hereunder in excess of that amount of interest permitted by Applicable Law is received by Holder, the amount of such excess payment shall be deemed to have been made in error and automatically shall be applied to reduce the principal amount outstanding hereunder in the order of maturity.

6. Place of Payment; Prepayment. Principal on this Note shall be payable in lawful money of the United States of America to Holder. All payments made by the Company to the Holder hereunder shall be made to the Holder at Bosque de Alisos 47A Piso 3 Bosques de las Lomas, Ciudad de Mexico, Mexico 01520, Attention: Jose Miguel Enrich (or to such accounts or addresses as the Holder shall direct in writing to the Company at least five (5) Business Days prior to the date of such payment). This Note may, at the option of the Company, be prepaid in whole or in part, at any time, and from time to time without premium or penalty. In the event that the Company refinances its existing term loan, issued pursuant to the Term Loan Agreement (as amended) originally dated as of March 29, 2019 by and between the Company and the parties thereto, with a new term loan of at least $125 million where at least $15 million of liquidity will remain in the business post repayment of this Note, this Note may also, at the option of the Holder, be required to be prepaid in whole or in part, without premium or penalty. Each prepayment of Principal shall be made together with Interest accrued thereon to the date of prepayment. All payments and prepayments hereunder shall be applied first to the Interest and then to the unpaid Principal balance outstanding.

7. Unsecured; Full Recourse. The Company’s obligations under this Note are not secured by any security interest on any assets of the Company. This Note is fully recourse to the Company and the Company is liable for all amounts owing under this Note.

8. Defaults. The Company shall be deemed in default hereunder upon the occurrence of any of the following (a “Default”):

a.	The failure of the Company to make any payment of (i) Principal when due hereunder or (ii) any Interest within five Business Days of the due date therefor;

b.	The Company shall have entered against it by a court having jurisdiction thereof a decree or order for relief in respect of the Company in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official shall be appointed for the Company or for any substantial part of the Company’s property; or the winding up or liquidation of the Company’s affairs shall have been ordered or a petition or application for an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect shall have been instituted and shall not be dismissed within ninety (90) days; or

c.	The Company shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or consent to the entry of an order for such relief in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official for the Company or for any substantial part of the Company’s property; or make any general assignment for the benefit of creditors.

d.	Any covenant, agreement, or condition in this Note is not fully and timely performed, observed, or kept, subject to any applicable grace or cure periods set forth in this Note.

9. Consequence of Default. (a) upon the occurrence of a Default set forth in clause (a) of Section 8, the entire then unpaid Principal balance hereof and all Interest then accrued and unpaid thereon and all other sums payable hereunder shall, at the option of the Holder, and (b) upon the occurrence of a Default set forth in clause (b) or (c) of Section 8, the entire then unpaid Principal balance hereof and all Interest then accrued and unpaid thereon and all other sums payable hereunder shall automatically, in either case, become immediately due and payable and the Holder shall be entitled to exercise any remedy available to it at equity or law.

10. No Waiver. No delay or omission on the part of the Holder in exercising any right hereunder shall operate as a waiver of any other right under this Note.

11. Amendment. No amendment, modification, termination or waiver of any provision of this Note shall be effective unless the same shall be in writing and signed by the Company and the Holder.

12. Governing Law. THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO THE CHOICE OF LAW PRINCIPLES THEREOF.

13. Assignment. The Company may not assign this Note or any of its obligations hereunder without the prior written consent of the Holder. This Note is negotiable and may be sold, assigned or transferred (by operation of law or otherwise) or pledged by the Holder without the consent of Payor.

14. Payments. If any payment on this Note shall become due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day.

15. Taxes. The Company shall be entitled to deduct and withhold from the amounts payable pursuant to this Note such amounts as it is required to deduct or withhold with respect to the making of such payment under the U.S. Internal Revenue Code, or any provision of U.S. state or local or foreign tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant governmental entity by the Company, such amounts shall not be treated for all purposes of this Note as having been paid to the Holder (or its permitted assignee) in respect of which such deduction and withholding was made by the Company.

16. Costs. The Company shall pay the fees, costs and expenses (including reasonable attorneys’ fees and costs) incurred by the Holder in connection with the collection or attempted collection of all sums due hereunder that are not timely paid to the Holder.

17. Time is of the Essence; No Waiver. Time is of the essence of all payment and performance obligations under this Note. No delay on the part of the Holder in exercising any right or remedy under this Note or failure to exercise the same or forbearance in exercising the same shall operate as a waiver in whole or in part of any such right or remedy or be construed as an election of remedies. Without limiting the generality of the foregoing, the acceptance by the Holder from time to time of any payment under this Note that is past due or that is less than the payment in full of all amounts due and payable at the time of such payment, shall not (i) constitute a waiver of or impair or extinguish the right of the Holder to accelerate the maturity of this Note or to exercise any other right or remedy at the time or at any subsequent time, or nullify any prior exercise of any such right or remedy, (ii) constitute a waiver of the requirement of punctual payment and performance, or (iii) constitute a novation in any respect. No notice to or demand on the Company shall be deemed to be a waiver of the obligation of the Holder or of the right of the Holder to take further action without further notice or demand as provided in this Note.

18. Final Agreement. This Note represents the entire agreement between the parties hereto with respect to the matters specified herein, and is intended to be the full, complete and exclusive contract governing those matters, superseding all other discussions, promises, representations, warranties, agreements and understandings between the parties with respect thereto. There are no oral agreements among the parties hereto that are inconsistent with the terms of this Note.

19. Set-Off. The Holder and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all obligations at any time owing by the Holder or such Affiliate to or for the credit or the account of the Company against any of and all the amounts owing by the Company under this Note, irrespective of whether or not the Holder shall have made any demand under this Note and although such obligations may be unmatured.

20. Third Party Beneficiaries. No third party shall be a beneficiary of this Note.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Note to be executed as of the date first written above.

Rubicon Technologies, Inc.

Name:

CHPAF Holdings SAPI de CV, as Holder

By:

Name:

Title:

[Signature Page to Unsecured Promissory Note]

Schedule I

Defined Terms

As used in this Note, the following defined terms shall have the meanings ascribed thereto below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Business Day” means any Saturday or Sunday or any other day in which commercial banks in New York are authorized, or required, to close.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

Schedule I